Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No.1 to the Registration Statement (No. 333-233625) of MetroCity Bankshares, Inc. on Form S-1 of our report dated March 29, 2019, except Note 21, as to which the date is September 3, 2019 on the consolidated financial statements of MetroCity Bankshares, Inc., and to the reference to us under the heading "Experts" in the prospectus.

Crowe LLP

Atlanta, Georgia

September 23, 2019